As filed with the Securities and Exchange Commission on February 8, 2018

Registration No. 333-[______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVO NORDISK A/S

(Exact name of Registrant as specified in its charter)

The Kingdom of Denmark	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Novo Allé DK-2800 Bagsvaerd Denmark (Address of Principal Executive Offices)
Novo Nordisk A/S U.S. Restricted Stock Unit Equity Compensation Plan (Full title of the plan)

Douglas J. Langa Executive Vice President, North American Operations and President Novo Nordisk Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536 (Name and address of agent for service)

(609) 987-5800
(Telephone number, including area code, of agent for service)

Copy to:
Amy I. Pandit, Esq. Morgan, Lewis & Bockius LLP One Oxford Centre, Thirty-Second Floor 301 Grant Street Pittsburgh, Pennsylvania 15219 Tel. No.: (412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
B shares, nominal value DKK 0.20 per share	5,000,000(1)(2)	$51.81	$259,050,000.00	$32,251.73

(1)	The B shares may be represented by American Depository Shares, or ADSs, of the Registrant, which are evidenced by American Depositary Receipts, or ADRs. The ADSs have been registered under a separate registration statement filed by the Registrant with the Securities and Exchange Commission on Form F-6 on December 10, 2013 (File No. 333-192740). Each ADS and ADR represents one B share. The Registrant’s ADRs are listed on the New York Stock Exchange under the symbol “NVO.”

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s ADRs as reported by the New York Stock Exchange on February 1, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Novo Nordisk A/S (the “Company” or the “Registrant”), to register the offer and sale of an aggregate of 5,000,000 B shares under the Novo Nordisk A/S U.S. Restricted Stock Unit Equity Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017;

(b)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K, furnished to the Commission on the following dates: January 2, 2018 (two Forms 6-K), January 8, 2018, January 17, 2018, January 23, 2018, January 31, 2018, February 2, 2018, February 5, 2018, February 6, 2018 (two Forms 6-K), February 7, 2018, and February 8, 2018; and

(c)	The description of the Registrant’s B Shares, nominal value DKK 0.20 per share, set forth in the Registrant’s Registration Statement on Form F-3 (File No. 333-40687) filed with the Commission on May 21, 1991 and as amended on the Registrant’s Registration Statement on Form F-3 (File No. 333-40687) filed with the Commission on May 31, 1991, and the description of the Registrant’s ADSs, evidenced by ADRs, contained in Exhibit 99(a)(2) to the Registrant’s Registration Statement on Form F-6 filed with the Commission on December 10, 2013 (File No. 333-192740) and amended on March 2, 2017 (File No. 333-192740), including, in each case, any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents that the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all Reports of Foreign Private Issuer on Form 6-K furnished to the Commission, in each case, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files or furnishes such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of the Registrant as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, as well as management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein in reliance upon the reports of PricewaterhouseCoopers, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

To the extent that PricewaterhouseCoopers audits and reports on consolidated financial statements of the Registrant and the effectiveness of the internal control over financial reporting at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon its report and said authority.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant maintains an insurance policy that may, under certain circumstances, result in the indemnification of members of the Registrant’s board of directors and executive management against liabilities, which they may incur in such capacities.

Under Danish law, the shareholders in general meeting may grant a discharge to members of the Registrant’s board of directors and executive management from liability for any particular financial year based on a resolution relating to the financial statements, provided that the discharge may not be upheld in case of incorrect or incomplete information. Such discharge implies that the members of the Registrant’s board of directors and executive management are discharged from liability to the Registrant; however, the shareholders in general meeting cannot grant a discharge from any claims by individual shareholders or third parties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	English translation of Articles of Association of the Registrant dated April 21, 2017 (incorporated by reference to the copy of the English translation of the Articles of Association of the Registrant included in the Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 333-82318) filed with the Commission on April 25, 2017).

4.2	Form of Amended and Restated Deposit Agreement among Novo Nordisk A/S, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of ADRs issued thereunder (incorporated by reference to Exhibit (a) of the Registrant’s Registration Statement on Form F-6 (File No. 333-168740) filed with the Commission on August 11, 2010).

5.1	No opinion of counsel is being filed, as the B shares to be offered and sold under the Plan described in this Registration Statement will not constitute original issuance shares, but will consist exclusively of (i) previously-issued shares that presently are held in treasury or (ii) shares that have been or will be purchased in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Plan described in this Registration Statement, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

23.1*	Consent of PricewaterhouseCoopers.

24.1*	Power of Attorney (included on signature page).

99.1*	Novo Nordisk A/S U.S. Restricted Stock Unit Equity Compensation Plan.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bagsværd, Denmark, on January 31, 2018.

NOVO NORDISK A/S

By:	/s/ Lars Fruergaard Jørgensen
Lars Fruergaard Jørgensen
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Novo Nordisk A/S, a corporation organized under the laws of the Kingdom of Denmark, do hereby constitute and appoint Doug Langa and Craig Bleifer, or any one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in his or her name and on his or her behalf in his or her respective capacities as directors and officers and to execute any and all instruments for him or her and in his or her names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for him or her in his or her names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lars Fruergaard Jørgensen Lars Fruergaard Jørgensen	President and Chief Executive Officer (Principal Executive Officer)	January 31, 2018

/s/ Jesper Brandgaard Jesper Brandgaard	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 31, 2018

/s/ Göran Ando Göran Ando	Chairman of the Board and Director	January 31, 2018

/s/ Jeppe Christiansen Jeppe Christiansen	Vice Chairman of the Board and Director	January 31, 2018

/s/ Brian Daniels Brian Daniels	Director	January 31, 2018

/s/ Sylvie Grégoire Sylvie Grégoire	Director	January 31, 2018

/s/ Liz Hewitt Liz Hewitt	Director	January 31, 2018

/s/ Liselotte Hyveled Liselotte Hyveled	Director	January 31, 2018

/s/ Kasim Kutay Kasim Kutay	Director	January 31, 2018

/s/ Anne Marie Kverneland Anne Marie Kverneland	Director	January 31, 2018

/s/ Helge Lund Helge Lund	Director	January 31, 2018

/s/ Søren Thuesen Pedersen Søren Thuesen Pedersen	Director	January 31, 2018

/s/ Stig Strøbæk Stig Strøbæk	Director	January 31, 2018

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative in the United States of Novo Nordisk A/S, on January 31, 2018.

NOVO NORDISK INC.

By:	/s/ Douglas J. Langa
Name: Douglas J. Langa

Title: Executive Vice President, North American Operations and President